Exhibit 10.3

FORM OF RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement (“Agreement”) between ArQule, Inc. (the “Company”) and the ArQule employee named in Exhibit A hereto (the “Grantee”) dated February     , 2006.

1.  Grant; Plan Incorporated by Reference.

(a)  The shares of common stock, $0.01 par value, of ArQule, Inc. listed on Exhibit A to this Agreement (the “Restricted Stock”) are hereby issued pursuant to the terms of the ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and constitute an Award under Section 9 of the Plan.  Upon execution of this Agreement, the Company will cause the shares of Restricted Stock to be issued, in electronic form (with the restrictions contained herein electronically noted) in the Grantee’s name.

(b)  Grantee agrees and acknowledges that this Agreement shall constitute, for purposes of Section 151(f) of the Delaware General Corporation Law, notice of the restrictions set forth herein with respect to the Restricted Stock.

(c)  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.  The Compensation, Nominating and Governance Committee of the Board of Directors of ArQule, Inc. (the “Committee”) administers the Plan and its determinations regarding the interpretation and operation of the Plan are final and binding.  A copy of the Plan, the Plan Prospectus and the Prospectus Supplement are available on the ArQule Intranet site.

2.  Schedule for Vesting of Rights.  Subject to Section 8 below, the schedule for vesting of rights (i.e., the date upon which the restrictions on the Grantee’s Restricted Stock will lapse) is set forth in Exhibit A.

3.  Rights as a Stockholder or Employee.

The Grantee will have all the rights of a shareholder with respect to the Restricted Stock except as provided in Section 4 below.  Accordingly, the Grantee will have the right during the Restricted Period to vote the Restricted Stock and to receive any dividends paid with respect to the Restricted Stock.  All such rights shall cease upon forfeiture of the Restricted Stock.

4.  Award not Transferable.

(a)  For purposes of this Agreement, “Restricted Period” shall mean, with respect to any shares of Restricted Stock, the period of time between the date of this Agreement and the date on which rights in such shares of Restricted Stock become vested in accordance with Section 2 above, or are forfeited.

(b)  During the Restricted Period, neither the Restricted Stock nor any rights relating to such shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Grantee.

(c)  The Company shall not be required (i) to transfer on its books any shares of Restricted Stock which have been sold or transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote or to pay dividends to anyone to whom such shares have been so transferred.

5.  Termination of Restrictions.  In the event that the Restricted Period shall terminate with respect to the Restricted Stock and the Restricted Stock shall not have been previously forfeited to the Company, the Company will remove the restrictions on the shares and will deliver (in either electronic or certificated form) such unrestricted shares to the Grantee or his or her legal representative.

6.  Section 83(b) Election.  If the Grantee timely files an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock, the Grantee shall promptly deliver to the Company a copy of the election.

7.  Taxes.  Any obligation of the Company to deliver shares upon the termination of the Restricted Period with respect to the Restricted Stock, and any obligation to deliver any dividends on those shares, will be subject to the satisfaction of all applicable federal, state and local tax withholding requirements.  Unless otherwise determined by the Committee, withholding requirements shall, at Grantee’s election, be satisfied with respect to shares of Restricted Stock (i) for which no Section 83(b) election is made, by (A) the Company’s retention of shares, with a Fair Market Value equal to the Company’s required withholding obligation, otherwise issuable to the Grantee as the result of the termination of the Restricted Period, or (B) by the Company’s withholding, through payroll, of the required amounts from payments otherwise due to the Grantee and (ii) for which a Section 83(b) election is made, by the Company’s withholding, through payroll, of the required amounts from payments otherwise due to the Grantee.

Unless otherwise determined by the Committee, withholding requirements with respect to any dividend paid on shares of Restricted Stock during the Restricted Period shall be satisfied (i) in the case of a cash dividend, by withholding from such cash, and (ii) in the case of a stock dividend, by withholding shares from such dividend with a Fair Market Value equal to the Company’s required withholding obligation.

The Grantee hereby authorizes and agrees to all such tax withholding.  For purposes of this Section 7, shares that are withheld to satisfy any applicable withholding obligation shall be valued at their Fair Market Value on the date the withholding obligation arises and in no event shall the aggregate Fair Market Value of the shares withheld exceed the amount of taxes required to be withheld.

8.  Forfeiture.  Notwithstanding anything to the contrary in this Agreement, if the Grantee does not satisfy the conditions set forth in Exhibit A regarding employment with the Company, all shares of Restricted Stock subject to the provisions of this Agreement will be forfeited by the Grantee, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in such shares.  Ownership of any Restricted Stock forfeited pursuant to this Section 8 shall revert to the Company.

9.  Subject to the Plan.  The Restricted Stock and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement.  In addition, the Restricted Stock and this Agreement are subject to any rules and regulations promulgated by the Committee in accordance with its authority under the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date first set forth above.

GRANTEE	ARQULE, INC.

Name:	Name:
Title:

EXHIBIT A